AEGIS VALUE FUND, INC.
FIRST AMENDMENT TO THE
FUND ACCOUNTING SERVICING AGREEMENT

THIS FIRST AMENDMENT, dated as of the 7th day of October, 2013, to the Fund Accounting Servicing Agreement dated as of November 10, 2011 (the “Agreement”), is entered into by and between AEGIS VALUE FUND, INC., a Maryland corporation (the “Company”), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the length of the Agreement; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Section 15.  Term of Agreement; Amendment is hereby superseded and replaced with the following:

15.  Term of Agreement; Amendment

This Agreement shall become effective as of November 1, 2013 and, unless terminated pursuant to the terms hereof, will continue in effect for a period of two (2) years.  This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.  Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Company.

Exhibit B of the Agreement is hereby superseded and replaced with Amended Exhibit B attached hereto.

(signatures on the following page)

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

AEGIS VALUE FUND, INC.	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Scott L. Barbee	By: /s/ Michael R. McVoy

Name: Scott L. Barbee	Name: Michael R. McVoy

Title: President	Title: Executive Vice President

Amended Exhibit B
to the
Transfer Agent Servicing Agreement
AEGIS FUNDS FUND ACCOUNTING, FUND ADMINISTRATION & PORTFOLIO COMPLIANCE, AND CCO SUPPORT SERVICES FEE SCHEDULE at November 1, 2013
Annual Fee Based Upon Average Net Assets Per Fund*
[  ] Basis points on the first $[  ]
[  ] Basis points on the next $[  ]
[  ]  basis points on the balance above $[  ]
Subject to a minimum fee of $[  ] per fund

Services Included in Annual Fee Per Fund
▪  Daily Performance Reporting
▪  Advisor Information Source Web Portal

Out-Of-Pocket Expenses
Including but not limited to pricing services, corporate action services, fair value pricing services, factor services, customized reporting, third-party data provider costs, postage, stationery, programming, special reports, proxies, insurance, EDGAR filing, retention of records, federal and state regulatory filing fees, expenses from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), conversion expenses (if necessary).

Additional Services
Available but not included above are the following services – Daily compliance testing (Charles River), Section 15(c) reporting, equity attribution, electronic Board materials, and additional services mutually agreed upon.

Pricing Services
▪  $[  ] Domestic and Canadian Equities/Options
▪  $[  ] Corp/Gov/Agency Bonds/International Equities/Futures/Currency Rates
▪  $[  ] Corp High Yield Bonds/CMOs/Municipal Bonds/Money Market Instruments/International Bonds
▪  $[  ] - Bank Loans
▪  $[  ] - Credit Default Swaps/Swaptions
▪  $[  ] - Basic Interest Rate Swaps
▪  $[  ] /Fund per Month - Mutual Fund Pricing
▪  $[  ] /Foreign Equity Security per Month for Corporate Action Service
▪  $[  ] /Domestic Equity Security per Month for Corporate Action Service
▪  $[  ] /Month Manual Security Pricing (>[  ] /day)

Factor Services (BondBuyer)
▪  $[  ] /CMO/Month
▪  $[  ] /Mortgage Backed/Month
▪  $[  ] /Month Minimum/Fund Group

Fair Value Services (Interactive Data)
▪  $[  ] on the First [  ] Securities/Day
▪  $[  ] on the Balance of Securities/Day

NOTE: Prices above are based on using IDC as the primary pricing service and are subject to change.  Use of alternative sources may result in additional fees.
*Subject to annual CPI increase, Milwaukee MSA.

Fees are billed monthly.